Exhibit 23.4

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Central European Media Enterprises Limited on Form S-8 of our report dated March 27, 2002 of Super Plus Holdings d.d. (the "Company"), appearing in Amendment No. 3 to the Annual Report on Form 10-K/A, of Central European Media Enterprises Limited for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern).

Deloitte & Touche Revizija d.o.o.
Ljubljana, Slovenia
5 December 2003